|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*


   Barrekette                       Euval
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   (Last)                           (First)             (Middle)


   90 Riverside Drive
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                                    (Street)


    New York                         NY                   10024
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   (City)                           (State)              (Zip)



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2.   Issuer Name and Ticker or Trading Symbol


      Schick Technologies, Inc., SCHK
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     12/02
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5. If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |x| Director                       |_| 10% Owner
     |_| Officer (give title below)     |_| Other     (specify below)
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7. Individual or Joint/Group Filing (Check applicable line)

     |x| Form filed by One Reporting Person
     |_| Form filed by more than One Reporting Person
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

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                          12/5/02        P               500         A      2.75     115540         D
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Common Stock                                                                                        200         I         By Spouse
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:


/s/ Euval Barrekette, by Michael Friedlander, Attorney           12/5/02
------------------------------------------------------     ---------------------
      **Signature of Reporting Person                              Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                POWER OF ATTORNEY


      KNOW EVERYONE BY THESE PRESENTS, which are intended to constitute a GENERAL POWER OF ATTORNEY pursuant to Article 5, Title 15 of the New York General Obligations Law:

      That I Euval Barrekette, residing at 90 Riverside Drive, New York, NY 10024, do hereby appoint: Ronald Rosner, residing at 16 New Castle Avenue, Plainview, NY 11803 or Michael Friedlander, residing at 150 -30 71st Avenue, Flushing, NY 11367, MY ATTORNEY(S)-IN-FACT TO ACT IN MY NAME, PLACE AND STEAD in any way which I myself could do, if I were personally present, with respect to the following matter as defined in Title 15 of Article 5 of the New York General Obligations Law to the extent that I am permitted by law to act through an agent: (k) records, reports and statements, which shall be limited to the execution and filing of "Forms 4 and 5" in connection with my ownership, purchase or sale of Schick Technologies stock or options, pursuant to Section 16(a) of the Securities Exchange Act of 1934, and all documents related
thereto.................|x|(please place your initials in this box).

      IN WITNESS WHEREOF, Euval Barrekette has hereunto set his hand and seal on this day of August 27, 2002.

                                                By: /s/ Euval Barrekette
                                                    ----------------------------


State of   New York

County of  Queens              ss.:

      On August 27, 2002, before me came Euval Barrekette, to me known, and known to me to be the individual described in and who executed the foregoing instrument, and duly acknowledged to me that he executed the same.

                                                /s/ Zvi N. Raskin
                                                --------------------------------
                                                Notary Public


                           Registration # 02RA4954828
                         Commission Expires Nov. 9, 2005